                                                                  Exhibit (b)(1)


                            CREDIT SUISSE FIRST BOSTON
                               Eleven Madison Avenue
                           New York, New York 10010-3629


                                        March 30, 1999


Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11788

Attention: Mr. Sanjay Kumar, President
               and Chief Operating Officer

                   Re:  Amended and Restated Commitment Letter
                        Proposed Acquisition Credit Facilities

Ladies and Gentlemen:

          You have advised Credit Suisse First Boston ("CSFB") that you
(the "Borrower") intend to acquire (the "Acquisition") PLATINUM technology International Inc. (the "Target"). We understand that, in order to consummate the Acquisition, a wholly owned subsidiary of the Borrower ("AcquisitionCo"), the Borrower and the Target have entered into a merger agreement (the "Merger Agreement"), pursuant to which (a) AcquisitionCo will make a tender offer (the "Tender Offer") for up to 100% of the issued and outstanding voting stock of the Target (but not less than that number of shares required to approve a merger involving the Target) and (b) as promptly as practicable after the consummation of the Tender Offer, AcquisitionCo and the Target will merge (the "Merger"; together with the refinancing of existing debt of the Target contemplated hereby, the "Transaction"), such that the surviving entity of the Merger is a wholly owned subsidiary of the Borrower.

          You have informed CSFB that the total consideration for the Transaction (including transaction fees and expenses) will be approximately $3,500,000,000. In order to finance the Transaction and to refinance the Borrower's existing credit facility, the Borrower wishes to establish senior credit facilities in the aggregate amount of $4,500,000,000 (the "Credit Facilities"), and pursuant to the Commitment Letter, dated March 27, 1999, between the Borrower and CSFB (the "Existing Commitment Letter"). CSFB agreed to structure, arrange and syndicate the Credit Facilities and to provide the entire amount of the Credit Facilities upon and subject to the terms and conditions set forth therein. This letter (the "Commitment Letter") amends and restates the Existing Commitment Letter in its entirety.

          CSFB is pleased to inform you of its commitment to provide the entire $4,500,000,000 amount of the Credit Facilities and to act as advisor, lead arranger and book manager in respect of the Credit Facilities, in each case upon and subject to the terms and conditions set forth in this Commitment Letter and in the Statement of Terms and Conditions (the "Term Sheet") attached hereto as Exhibit A.

          The terms and conditions of the commitments of CSFB hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet, and any matters that are not covered by the provisions hereof and of the Term Sheet shall be subject to our mutual agreement. We shall be entitled, after consultation with you, to change the pricing, terms and structure of the Credit Facilities if the syndication has not been completed and if we determine that such changes are advisable to insure a successful syndication of the Credit Facilities; PROVIDED that the total amount of the Credit Facilities shall remain unchanged. CSFB's commitments and agreements hereunder are subject to the provisions of this paragraph.

          It is agreed that CSFB will act as the Administrative Agent, Lead Arranger and Book Manager for the Credit Facilities and that CSFB will, in such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such role. No additional agents, co-agents, arrangers or book managers shall be appointed without the prior consent of CSFB.

          We intend to syndicate the Credit Facilities to a group of financial institutions (together with CSFB, the "Lenders") identified by us in consultation with you. We currently intend to commence syndication efforts promptly upon your commencement of the Tender Offer or, if earlier, the date upon which you enter into the Merger Agreement. You agree to assist us in forming any such syndicate and to provide CSFB and the other Lenders, promptly upon request, with all information reasonably requested by them to complete successfully the syndication, including, but not limited to, (a) an information package for delivery to potential syndicate members and participants (the "Information Memorandum") and (b) information and projections (together with the assumptions utilized in preparing such projections) prepared by you or your advisers relating to the transaction described herein. You also agree to use your best efforts to ensure that our syndication efforts benefit from the existing lending relationships of the Borrower and, to the extent practicable, the Target. You further agree to make appropriate senior officers and representatives of the Borrower and, to the extent practicable, the Target available to participate in information meetings for potential syndicate members and participants at such times and places as CSFB may reasonably request.

          You represent and warrant and covenant that:

          (a) all information (other than any financial projections contemplated by clause (b) below) which has been or is hereafter made available to CSFB by you or any of your representatives in connection with the transaction contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

          (b) all financial projections that have been or are hereafter prepared by you or on your behalf and made available to CSFB or any other participant in the Credit Facilities have been or will be prepared in good faith based upon assumptions believed by you to have reasonable when made and disclosed therein.

We recognize that changes in the Borrower, the Target and the Transaction may cause the representations and warranties made in clause (a) above to cease to be accurate. You hereby agree that you will promptly supplement the information and projections referred to in clauses

(a) and (b) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Credit Facilities, CSFB will use and rely on such information and projections without independent verification thereof.

          In connection with the syndication of the Credit Facilities, CSFB may, in its discretion, allocate to other Lenders portions of any fees payable to it in connection with the Credit Facilities. You agree that no Lender will receive any compensation of any kind for its participation in the Credit Facilities, except as expressly provided for in this letter or as we shall otherwise agree.

          As consideration for CSFB's commitment and agreements hereunder, you agree to pay to CSFB the fees set forth in the Term Sheet and in the Amended and Restated Fee Letter dated the date hereof (the "Fee Letter").

          The commitment and agreements of CSFB hereunder are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole or of the Borrower, the Target and their subsidiaries taken as whole, (b) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in or judgment, could materially impair the syndication of the Credit Facilities,
(c) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, any affiliate or subsidiary thereof or, to the extent that you have control thereof, the Target or any subsidiary thereof (other than lines of credit for the Borrower's foreign subsidiaries arranged in the ordinary course of business), (d) the negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to CSFB and its counsel on or before June 30, 1999 and, in the case of the Term Loan Facility (as defined in the Term Sheet) the occurrence of the initial borrowing remainder of the amount required to finance the Tender Offer (including any such borrowing to fund the Escrow Account referred to in the Term Sheet) on or before the date which is 270 days after such execution and delivery and (e) the other conditions set forth or referred to in the Term Sheet. Additionally, it shall be a condition to our respective commitments hereunder that (x) the definitive documents to be filed with the Securities and Exchange Commission with respect to the commencement of the Tender Offer shall be provided to us prior to the commencement of the Tender Offer and that all matters relating to the Credit Facilities and the financing of the Transaction shall be in form and substance reasonably acceptable to us and
(y) we shall not be required to execute and deliver the definitive credit agreement prior to the date which is 20 business days after the commencement of our syndication efforts.

          The reasonable costs and expenses (including, without limitation, the fees and expenses of a single counsel to CSFB, any appropriate local counsel and the syndication and other out-of-pocket expenses of CSFB) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless CSFB, each Lender and each director, officer, employee, affiliate and agent thereof (each, an "indemnified person") against, and to reimburse each indemnified person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses") to which such indemnified person may become subject insofar as such Losses arise out of or in any way relate to or result from the Transaction, this letter or the financing contemplated hereby, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such indemnified person is a party thereto); provided that the foregoing will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or the breach of this Commitment Letter by, such indemnified person. The obligations of the Borrower under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this letter. Neither CSFB nor any other indemnified person shall be responsible or liable to any other person for consequential damages which may be alleged as a result of this letter or the financing contemplated hereby and neither CSFB nor any other indemnified person shall be responsible or liable for any damages which may be alleged as a result of its failure, in accordance with the terms of this letter, to provide the Credit Facilities.

     You acknowledge that CSFB and its affiliates (the term "CSFB" being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. CSFB will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by CSFB of services for other companies, and CSFB will not furnish any such information to other companies. You also acknowledge that CSFB has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies. Without prejudice to the generality of the foregoing, you acknowledge that CSFB is providing financial advisory services to the Target in connection with the transactions contemplated hereby.

     This Commitment Letter shall not be assignable by you without the prior written consent of CSFB (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be changed except pursuant to a writing signed by each of the parties hereto or thereto, as the case may be. This Commitment Letter may be executed in any number of counterparts, each of which shall constitute an original, and all of which, when taken together shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet nor the Fee Letter nor any of their terms or substance, shall be disclosed, directly or indirectly, to any other person, except (a) to the Target, (b) to such of your employees, agents and advisers who are directly involved in the consideration of this matter, or (c) as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided that you may freely disclose this Commitment Letter and the Term Sheet (but not for the Fee Letter or its terms or substance) at any time following your acceptance hereof and payment of the underwriting fee payable upon your acceptance pursuant to the Fee Letter.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of CSFB hereunder.

     If you are in agreement with the foregoing, please sign and return to CSFB the enclosed copies of this Commitment Letter and the Fee Letter.


     We look forward to working with you on this transaction.

                                     Very truly yours,

                                     CREDIT SUISSE FIRST BOSTON





                                      By: /s/ Lauri A. Sivaslian
                                         -------------------------------------
                                         Name:  Lauri A. Sivaslian
                                         Title: Director





                                       By: /s/ Richard S. Carey
                                          -------------------------------------
                                          Name:  Richard S. Carey
                                          Title: Director

Accepted and agreed to as of
the date first above written:



COMPUTER ASSOCIATES INTERNATIONAL, INC.



By: /s/ Ira H. Zar
   ------------------------
    Name:  Ira H. Zar
    Title: Chief Financial Officer
           and Senior Vice President

                  $4,500,000,000 Credit Facilities

                  STATEMENT OF TERMS AND CONDITIONS

                           March 30, 1999

Computer Associates International, Inc., a Delaware corporation (the "Borrower") intends to acquire (the "Acquisition") First Boston (the "Target"). In order to consummate the Acquisition, a wholly owned subsidiary of the Borrower ("AcquisitionCo"), the Borrower and the Target have entered into a merger agreement (the "Merger Agreement") with the Target, pursuant to which (a) AcquisitionCo will make a tender offer (the "Tender Offer") for up to 100% of the issued and outstanding voting stock of the Target (but not less than that number of shares required to approve a merger involving the Target) and (b) as promptly as practicable after the consummation of the Tender Offer, AcquisitionCo and the Target will merge (the "Merger"; together with the refinancing of existing debt of the Target contemplated hereby, the "Transaction"), such that the surviving entity of the Merger is a wholly owned subsidiary of the Borrower. The total consideration for the Transaction (including transaction fees and expenses) will be approximately
$3,500,000,000. In order to finance the Transaction and to refinance the Borrower's existing credit facility, the Borrower wishes to establish senior credit facilities in the aggregate amount of $4,500,000,000 (the "Credit Facility"). Set forth below is a statement of the terms and conditions for the Credit Facilities:


I.   PARTIES.

Borrower.                      Computer Associates International, Inc., a Delaware
                               corporation (the "Borrower").

Lead Arranger and
Book Manager.                  Credit Suisse First Boston (in such capacity, the "Arranger").

Administrative Agent           Credit Suisse First Boston (in such capacity, the
                               "Administrative Agent").

Lenders:                       A syndicate of banks, financial institutions and other
                               entities, including CSFB collectively, the "Lenders"),
                               arranged by the Arranger.

II.  TYPE AND AMOUNT OF CREDIT FACILITIES

  1. TERM LOAN FACILITY

Type of Facility:              4-year senior, term loan facility in the amount of
                               $2,000,000,000 (the "Term Loan Facility").

Availability:                  The Term Loan Facility shall be available in two drawings, with the first such drawing to occur on the Initial Tender
                               Funding Date (as defined below), and the second drawing to occur on the date (which shall be not later than 180 days



                               after the date on which the Tender Offer is consummated) upon which the Merger is consummated.

Amortization:                  The Term Loan Facility shall amortize according to a schedule to be agreed upon, with the final installment being payable on the date which is 4 years after the date (the "Closing Date")
                               on which the definitive documentation in respect of the Credit
                               Facilities (the "Credit Documentation") is signed and the
                               conditions precedent to the initial borrowing under the
                               364-Day Revolving Credit Facility are satisfied.

Use of Proceeds:               The proceeds of the Term Loan Facility may only be applied to
                               (a) in the case of the initial drawing, (i) finance the
                               consideration to be paid in connection with the Tender Offer
                               (or, as the case may be, to finance amounts to be deposited in the Escrow Account described below), (ii) refinance certain outstanding indebtedness of the Borrower and its respective subsidiaries and (iii) pay fees and expenses relating thereto and (b) in the case of the second drawing, (i) finance the consideration to be paid to shareholders upon the consummation of the Merger and (ii) refinance certain outstanding
                               indebtedness of the Target and its subsidiaries.

                               Subject to the terms and conditions set forth below, prior to the closing of the Tender Offer, the Borrower may borrow
                               amounts required to fund the Tender Offer and deposit such amounts in the Escrow Account pending consummation of the
                               Tender Offer.

2. FOUR YEAR REVOLVING CREDIT FACILITY

Type of Facility:              4-year senior, revolving credit facility in the amount of
                               $1,000,000,000 (the "Four Year Revolving Credit Termination
                               Date").

Availability:                  The Four Year Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing
                               Date and ending on the fourth anniversary of the Closing Date
                               (the "Four Year Revolving Credit Termination Date").

Letters of Credit:             A portion of the Four Year Revolving Credit Facility to be mutually agreed upon by the Borrower and the Administrative
                               Agent shall be available for the issuance of letters of credit
                               (the "Letters of Credit") by Credit Suisse First Boston or
                               such other Lender as may be mutually agreed upon by the
                               Borrower and the Administrative Agent (the "Issuing Lender").
                               No Letter of Credit shall have an expiration date after the date which is five



                               business days prior to the Four Year Revolving Credit
                               Termination Date. Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Four Year Revolving Credit
                               Facility) on the same business day. To the extent that the
                               Borrower does not so reimburse the Issuing Lender, the Lenders under the Four Year Revolving Credit Facility shall be
                               irrevocably and unconditionally obligated to reimburse the
                               Issuing Lender on a PRO RATA basis.

Swing Line Loans:                 A portion of the Four Year Revolving Credit Facility not in excess of $25,000,000 million shall be available for swing line loans (the "Swing Line Loans") from Credit Suisse First
                               Boston on same-day notice. Any such Swing Line Loans will
                               reduce availability under the Four Year Revolving Credit
                               Facility (other than for purposes of determining the
                               commitment fee) on a dollar-for-dollar basis. Each Lender
                               under the Four Year Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional
                               PRO RATA participation in each such Swing Line Loan.

Maturity:                      The Four Year Revolving Credit Termination Date.

Purpose:                       The proceeds of the loans under the Four Year Revolving Credit
                               Facility shall be used by the Borrower and its subsidiaries for working capital and other general corporate purposes
                               (including, without limitation, for the same purposes as the
                               Term Loan Facility).

3.  364-DAY REVOLVING CREDIT FACILITY

Type of Facility:              364-day senior, revolving credit facility in the amount of
                               $1,500,000,000 (the "364-Day Revolving Credit Facility";
                               together with the Term Loan Facility and the Four Year
                               Revolving Credit Facility, the "Credit Facilities").

Availability:                  The 364-Day Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing
                               Date and ending on the date which is 364 days thereafter (the
                               "364-Day Revolving Credit Termination Date").

Maturity:                      The 364-Day Revolving Credit Termination Date.

Purpose:                       The proceeds of the loans under the 364-Day Revolving Credit
                               Facility shall be used by the Borrower and its subsidiaries for working capital and other general



                               corporate purposes (including, without limitation, for the same purposes as the Term Loan Facility).

III.  GENERAL PROVISIONS.

Interest Rate Options:         The Borrower may elect that all or a portion of the loans
                               under the Credit Facilities (collectively, the "LOANS"), bear interest at a rate per annum equal to:

                               (a)  The higher of (1) the rate of interest publicly announced by Credit Suisse First Boston as its base lending rate
                                    for commercial loans in US Dollars in the United States
                                    and (2) the federal funds rate from time to time plus
                                    0.5% (such highest rate, the "BASE RATE"; the base
                                    lending rate is not intended to be the lowest rate
                                    charged by Credit Suisse First Boston to its borrowers)
                                    plus the Applicable Margin (as hereinafter defined) which
                                    is then in effect; or

                               (b)  The rate (grossed-up for maximum statutory reserve
                                    requirements for eurodollar liabilities) reflected on the
                                    Telerate service (other similar service) as the "British
                                    Bankers' Association Settlement Rate" for eurodollar
                                    deposits for one, two, three, six, nine or twelve (as
                                    selected by the Borrower) (the "EURODOLLAR RATE") plus
                                    the Applicable Margin which is then in effect.

                               For purposes hereof, the "APPLICABLE MARGIN" shall be
                               determined in accordance with the ratings grid attached to this Term Sheet as Annex A.

Interest Payment Dates:        In the case of loans bearing interest based upon the Base Rate
                               ("BASE RATE LOANS"), in arrears on the last business day of each calendar quarter.

                               In the case of loans bearing interest based upon the
                               Eurodollar Rate ("EURODOLLAR LOANS"), on the last day of each relevant interest period and, in the case of any interest
                               period longer than three months, on each successive date three months after the first day of such interest period.

                               In addition, any payment of principal of Loans (other than of
                               Loans under the Four Year Revolving Credit Facility and the
                               364-Day Revolving Credit Facility) shall be accompanied by interest then owing on the amount so paid.


Letter of Credit Fees:         The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Four
                               Year Revolving Credit Facility on the face amount of each such
                               Letter of Credit. Such commission shall be shared ratably
                               among the Lenders participating in the Four Year Revolving
                               Credit Facility and shall be payable quarterly in arrears.

                               A fronting fee equal to 1/4 of 1% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition,
                               customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:                  During the continuance of an Event of Default, outstanding
                               Loans will bear interest at the rate which is 2% over the rate otherwise applicable thereto.

Reserve Requirements;
Yield Protection:              The rate quoted as the Eurodollar Rate will be grossed-up for the maximum reserve requirements prescribed for eurocurrency liabilities. In addition, the financing agreements will contain customary provisions relating to increased costs, capital
                               adequacy protection, withholding and other taxes and
                               illegality.

Facility Fee:                  The Borrower shall pay a facility fee quarterly, in arrears, on the average daily amount (drawn and undrawn) of the Credit
                               Facilities. Such facility fee shall accrue at the rate
                               determined in accordance with ratings grid attached to this
                               Term Sheet as Annex A.

Rate and Fee Basis:            360 days for actual days elapsed, in the case of calculation of the Eurodollar Rate and any rate based upon the Federal
                               Funds Rate; otherwise, 365/6 days for actual days elapsed.

Mandatory Prepayment:          In the event that amounts deposited in the Escrow Account are returned to the Borrower, any amount thereof in excess of the amount required to pay consideration in respect of the Merger shall be applied to prepay the Term Loans.

Optional Prepayments and
Commitment Reductions:         Loans may be prepaid and commitments may be reduced by the
                               Borrower without premium or penalty (but subject to Eurodollar breakage indemnities), in minimum amounts to be agreed upon.



IV. CERTAIN CONDITIONS

Conditions Precedent to
Closing Date and Initial
Borrowing under the 364-Day

Revolving Credit Facility:     The occurrence of the Closing Date and the availability of the
                               364-Day Revolving Credit Facility shall be conditioned upon satisfaction of, among other things, the following conditions precedent on or before June 30, 1999:

                               (a) The Borrower shall have executed and delivered definitive financing documentation with respect to the Credit Facilities
                               (the "CREDIT DOCUMENTATION") satisfactory to the
                               Administrative Agent.

                               (b) The Lenders, the Arranger and the Administrative Agent
                               shall have received all fees required to be paid, and all
                               expenses for which invoices have been presented, on or before the Closing Date.

                               (c) All governmental and third party approvals, if any,
                               necessary or reasonably requested by the Administrative Agent in connection with the Credit Facilities (excluding
                               Hart-Scott-Rodino approvals and other approvals necessary in connection with the Acquisition) shall have been obtained and be in full force and effect. The Lenders shall be satisfied that the consummation of the Tender Offer and the financing thereof does not violate Regulations T, U or X of the Board of
                               Governors of the Federal Reserve System.

                               (d) The Lenders shall have received (i) audited consolidated financial statements of the Borrower and the Target for the three most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii)
                               satisfactory unaudited interim consolidated financial
                               statements of the Borrower and the Target for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

                               (e) The Lenders shall have received a satisfactory PRO FORMA consolidated balance sheet of the Borrower as at the date of the most recent consolidated balance sheet delivered pursuant to the immediately preceding paragraph, adjusted to give
                               effect to the consummation of


                               the Transaction and the financings contemplated hereby as if such transactions had occurred on such date.

                               (f) the Lenders shall have received a business plan for each year prior to the final maturity of the Term Loan Facility and a written analysis of the business and prospects of the
                               Borrower and its subsidiaries for the period from the
                               Closing Date through the final maturity of the Term Loan
                               Facility, each in form and substance reasonably satisfactory to the Administrative Agent.

                               (g) The Lenders shall have received such legal opinions
                               (including opinions (i) from independent counsel to the
                               Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for
                               transactions of this type or as they may reasonably request.

                               (h) All material existing credit facilities (subject to
                               exceptions to be mutually agreed upon) of the Borrower and its subsidiaries shall have been paid in full and
                               terminated.

Conditions Precedent to
  Initial Tender Funding Date  The availability of Loans under the Term Loan Facility and the Four Year Revolving Credit Facility, the proceeds of
                               which will be used to fund payments to be made under the
                               Tender Offer (or to fund amounts to be deposited in the
                               Escrow Account pending consummation of the Tender Offer, as the case may be) shall be conditioned upon satisfaction of the following conditions precedent on or before the date
                               which is 270 days after the Closing Date (the date of
                               satisfaction of such conditions and the initial borrowing
                               conditioned thereon, the "INITIAL TENDER FUNDING DATE"):

                               (a) The Closing Date shall have occurred.

                               (b) In the case of a borrowing to fund amounts to be
                               deposited in the Escrow Account, the Borrower and the Target shall have entered into an escrow agreement reasonably
                               satisfactory to the Administrative Agent with an escrow
                               agent reasonably satisfactory to the Administrative Agent
                               pursuant to which (i) an account (the "ESCROW ACCOUNT") will be established and (ii) amounts on deposit in the Escrow
                               Account will be released to pay amounts payable in the
                               Tender Offer, or will be returned to the Borrower.

                               (c) The Tender Offer shall have been made in accordance with applicable law.

                               (d) The Board of Directors of Target (consisting of a
                               majority of the Directors holding office as of the date
                               hereof) shall have approved the Tender Offer prior to the
                               commencement thereof and shall have recommended to the
                               shareholders of Target the acceptance of the Tender Offer, and such approval and recommendation shall not have been
                               withdrawn.

                               (e) The Merger Agreement, including the Disclosure Schedules thereto, shall have been entered into in form and substance reasonably satisfactory to the Administrative Agent; in the case of Loans made to fund the Tender Offer (rather than
                               deposits in the Escrow Account), the Tender Offer shall have been, or concurrently with the making of the Loans to be
                               made on the Initial Tender Funding Date shall be,
                               consummated pursuant to the Merger Agreement; and the Merger
                               Agreement shall not have been amended, supplemented, waived or otherwise modified in any respect materially adverse to the interests of the Lenders, without the prior written
                               consent of the Administrative Agent.

                               (f) AcquisitionCo. shall have accepted for payment (in the case of Loans used to fund the Tender Offer, rather than
                               deposits in the Escrow Account) concurrently with the making of the Loans on the Initial Tender Funding Date, not less
                               than that number of outstanding shares of common stock of
                               the Target required to approve the Merger.

                               (g) The documents and materials filed publicly by the
                               Borrower and AcquisitionCo. in connection with the Tender
                               Offer and the Merger shall have been furnished to the
                               Administrative Agent and shall be reasonably satisfactory
                               in form and substance to the Administrative Agent.

                               (h) There shall have been no material change in the capital stock of the Target outstanding; and any stock purchase
                               rights or other "poison pill" rights of the Target shall
                               have been redeemed by the Board of Directors of the Target or the Lenders shall be satisfied that they have been
                               invalidated or otherwise will not be triggered.

                               (i) The Lenders shall have received such legal opinions,
                               documents and other instruments as are customary for

                               transactions of this type or as they may reasonably request.

Conditions Precedent to
  Availability of Four Year
  Revolving Credit Facility:   The availability of the Four Year Revolving Credit Facility shall be conditioned upon satisfaction of the following
                               conditions precedent:

                               (a) The Closing Date shall have occurred.

                               (b) In the case of any Loan under the Four Year Revolving
                               Credit Facility to fund the Tender Offer, to fund deposits in the Escrow Account or to fund the Merger, the Initial
                               Tender Funding Date shall have occurred.

Conditions Precedent to Loans
  to fund the Tender Offer
  (rather than deposits in
  the Escrow Account) and
  Loans to be made on the
  date of the Merger:          The availability of the Credit Facilities to fund the Tender
                               Offer (rather than deposits in the Escrow Account) or to
                               fund the consideration for the Merger shall be conditioned upon satisfaction of the following conditions precedent:

                               (a) The Closing Date and the Initial Tender Funding Date
                               shall have occurred or shall occur simultaneously therewith.

                               (b) There shall not be in effect any injunction, restraining order or other order of any competent governmental authority purporting to prohibit the consummation of the Tender Offer or the Merger.

Conditions Precedent to All
  Advances:                    The making of each extension of credit (including, without limitation, the initial extension of credit) shall be
                               conditioned upon (a) all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations)
                               being true and correct in all material respects and (b)
                               there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

                               As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or
                               circumstance that has had or could reasonably be expected to have a material adverse effect

                               on (a) the Transaction, (b) the business, assets, property or condition (financial or otherwise) of the Borrower and
                               its subsidiaries taken as a whole or of the Borrower, the
                               Target and their subsidiaries taken as a whole or (c) the
                               validity of enforceability of any of the Credit
                               Documentation or the rights and remedies of the Admin-
                               istrative Agent and the Lenders thereunder.

V. REPRESENTATIONS,
   WARRANTIES, COVENANTS AND
   EVENTS OF DEFAULT

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the
  Lenders, including, without limitation:

Representations and
  Warranties:                  Substantially the same as in the Borrower's existing credit agreement under which Credit Suisse First Boston is
                               administrative agent (the "EXISTING CREDIT AGREEMENT"), and others usual and customary for transactions of this type.

Affirmative Covenants:         Substantially the same as in the Existing Credit Agreement, and others usual and customary for transactions of this
                               type.

Financial Covenants:           Minimum interest coverage ratio and maximum leverage ratio
                               (in each case with definitions and levels to be mutually
                               agreed upon by the Borrower and the Administrative Agent).

Negative Covenants:            Substantially the same as in the Existing Credit Agreement, and others usual and customary for transactions of this
                               type, including a covenant not to reduce the minimum
                               acceptance condition in the Tender Offer without the consent of the Administrative Agent.

Events of Default:             Substantially the same as in the Existing Credit Agreement, and others usual and customary for transactions of this type.
VI. CERTAIN OTHER TERMS.

Voting:                        Amendments and waivers with respect to the Credit
                               Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the
                               Credit Facilities, except that (a) the consent of each
                               Lender directly affected thereby shall be required with
                               respect to (i) reductions in the amount, or extensions of
                               the scheduled date of any scheduled installment or the final

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
                               maturity, of any Loan, (ii) reductions in the rate of
                               interest or any fee or extensions of any due date thereof,
                               (iii) increases in the amount or extensions of the expiry
                               date of any Lender's commitment and (iv) modifications to
                               the pro rata provisions of the Credit Documentation and (b)
                               the consent of all Lenders shall be required with respect to modifications to any of the voting percentages.

Assignments and
  Participations:              The Lenders shall be permitted to assign and sell
                               participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the
                               Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld) and to the payment to the Administrative Agent of a $3,500 registration and
                               processing fee. Non-pro rata assignments shall be permitted.
                               In the case of partial assignments (other than to another
                               Lender or to an affiliate of a Lender), the minimum
                               assignment amount shall be $5.0 million unless otherwise
                               agreed by the Borrower and the Administrative Agent.
                               Participants shall have the same benefits as the Lenders
                               with respect to yield protection and increased cost pro-
                               visions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender form which it purchased its participation would be required as described under "Voting" above. Pledges of
                               Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request of the relevant
                               Lender the will be provided 45 days after the Closing Date.

Yield Protection:              The Credit Documentation shall contain customary provisions
                               (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital
                               adequacy and other requirements of law and from the
                               imposition of or changes in withholding or other taxes and
                               (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a
                               Eurodollar Loan on a day other than the last day of an
                               interest period with respect thereto.

Expenses and Indemnification   The Borrower shall pay (a) all reasonable out-of-pocket
                               expenses of the Administration Agent associated with the
                               syndication of the Credit Facilities and the preparation,
                               execution and delivery of the Credit Documentation and any amendment or waiver with respect thereto (including the
                               reasonable fees, disbursements and other charges of a

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
                               single counsel to the Administrative Agent and any necessary local counsel) and (b) all out-of-pocket expenses of the
                               Administrative Agent and the Lenders (including the fees,
                               disbursements and other charges of counsel) in connection
                               with the enforcement of the Credit Documentation.

                               The Administrative Agent, the Arranger and the Lenders (and
                               their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the
                               financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified
                               party).

Confidentiality:               No Lender shall disclose non-public information provided to it pursuant to the credit documents which has been marked
                               "confidential".

Governing Law and Forum        State of New York (including submission to New
                               York jurisdiction and waiver of jury trial).

Counsel to the Administrative
  Agent and the Arranger:      Simpson Thacher & Bartlett

                                                                         ANNEX A

                  INTEREST RATE MARGINS AND FACILITY FEE RATES

                            (BASIC POINTS PER ANNUM)

----------------------------------------------------------------------------------------------------
                              TERM LOAN FACILITY AND
                               FOUR YEAR REVOLVING                      364-DAY REVOLVING
                                 CREDIT FACILITY                         CREDIT FACILITY
                      --------------------------------------  --------------------------------------
PUBLIC DEBT RATINGS   BASE RATE    EURODOLLAR                 BASE RATE    EURODOLLAR
    S&P/MOODY'S         MARGIN       MARGIN     FACILITY FEE    MARGIN       MARGIN     FACILITY FEE
--------------------  ----------   ----------   ------------  ----------   ----------   ------------

A-/A3...............       0          60.0          15.0           0          65.0          10.0
----------------------------------------------------------------------------------------------------

BBB+/Baa1...........       0          70.0          17.5           0          75.0          12.5
----------------------------------------------------------------------------------------------------

BBB/Baa2............       0          80.0          20.0           0          85.0          15.0
----------------------------------------------------------------------------------------------------

BBB-/Baa3...........       0         102.5          22.5           0         107.5          17.5
----------------------------------------------------------------------------------------------------

LESS THAN
  BBB-/Baa3.........       0         120.0          30.0           0         130.0          20.0
----------------------------------------------------------------------------------------------------

Pricing will be determined based upon the higher of the ratings from S&P or Moody's, but in the event the Borrower's ratings are more than one level apart, the pricing will be determined by using the rating which is one level above the lower rating, unless the lower such level is BBB- or below or Baa3 or below, in which case the pricing will be determined based on the lower level.

Notwithstanding the foregoing,the pricing for the first six months following the Closing Date will be (a) in the case of the Term Loan Facility and the Four Year Revolving Credit Facility, a Eurodollar Margin of 80 basis points and a Facility Fee rate of 20 basis points and (b) in the case of the 364-Day Revolving Credit Facility, a Eurodollar Margin of 85 basis points and a Facility Fee rate of 15 basis points.